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Exhibit 10.10

CHEROKEE CONSULTANT AGREEMENT

        This Agreement (the "Agreement") is entered into as of this 8th day of October, 2007, by and between Cherokee Inc., a Delaware Corporation with offices at 6835 Valjean Avenue, Van Nuys, California 91406 ("Cherokee") and Keith Hull, an individual with offices at 9 Highgate West, Augusta, GA 30909 ("Consultant").

        Whereas, Cherokee owns the various Cherokee trademarks (the "Trademarks") for various categories worldwide,

        Whereas, Cherokee desires to identify prospective licensees for the Trademarks in India (the "Territory") and to sign license agreements with suitable prospects; and

        Whereas, Consultant has expertise with respect to commerce and has the resources, abilities, and relationships to identify prospects for various Trademark licenses in the Territory. Such prospects and the nature of the relationships to be defined in writing by Consultant and approved by Cherokee.

        Now, therefore, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

        1.    Term:    The term of Consultant's appointment by Cherokee (the "Term") shall commence on the date first stated above and shall continue for a period of one hundred eighty (180) days thereafter. The Term may be extended on the same terms as are contained herein for additional periods of ninety (90) days upon one party giving to the other party written notice to extend the Term at least thirty (30) days prior to the expiration of the then current Term, and the Term shall be extended unless the other party rejects such extension in writing within seven (7) days after receiving such notice.

        2.    Understanding of Consultant:    Cherokee hereby informs Consultant that he is acting on a non-exclusive basis at Consultant's own expense to (i) identify prospects for various Trademark licenses in the Territory and (ii) assist Cherokee in entering into licensing agreements with suitable prospects and

        3.    Duties of Consultant:    Consultant will use his best efforts to identify companies that Consultant believes would be suitable licensees in the Territory. Prior to contacting companies in regards to the Trademarks, (i) Consultant shall give written notice to Cherokee identifying suitable prospects and stating Consultant's relationship with said prospects, (ii) Consultant will furnish Cherokee with the history of the company and its principals, and (iii) Consultant will help Cherokee obtain financial statements of the company, if necessary and available. Cherokee will either approve or disapprove said company in writing.

        If Cherokee approves said company, Consultant will help Cherokee obtain a meeting date with the appropriate people (discussed ahead of time with Cherokee) of said company

        4.    Compensation of Consultant:    If Cherokee enters into a Trademark license agreement in the Territory with a company identified by Consultant during the Term and the said company elects to renew the agreement then Cherokee shall pay Consultant five percent (5%) of revenues received from company for the said Trademark licensee agreement identified by Consultant in the Territory for a period of ten (10) years commencing with the first renewal year (Contract Year 6). Consultant shall receive no compensation (i) during the initial term of the agreement (Contract Years 1 through 5) and (ii) if the said agreement is not renewed. Cherokee to pay Consultant within thirty (30) days of receipt of royalty revenues, not deposits, received from company identified by Consultant.

        Notwithstanding the foregoing, Cherokee's obligations to make any payments shall cease upon the termination of the subject license agreement.

        5.    Non-exclusivity:    Cherokee shall have the right to seek licensees by itself, through its staff, through other Consultants or through any other third parties.

        6.    Trademarks:    The Consultant acknowledges that various Trademarks are owned by Cherokee, that all use of the Trademarks shall inure to the benefit of Cherokee and that Consultant shall never contest or otherwise challenge or support any other person's challenge to the various Trademarks.

        7.    Miscellaneous:    This Agreement expresses the complete understanding of the parties with respect to the subject matter hereof. All prior understandings are hereby canceled and no change in any term of this Agreement shall be binding unless it is in writing and signed by Cherokee and Consultant. This Agreement shall be considered made in and shall be interpreted in accordance with the laws of the State of California. Any disputes arising hereunder shall be arbitrated in Los Angeles County, California in accordance with the rules and regulations of the American Arbitration Association and the prevailing party in any such arbitration shall be entitled to recover its legal fees and expenses from the other party.

        In witness whereof, the undersigned have executed this Agreement on the date and year first above written.

By	/s/ ROBERT MARGOLIS Robert Margolis, Chairman & CEO, Cherokee Inc.

By	/s/ KEITH HULL Keith Hull, Consultant

        Date: October 8, 2007

  IDENTIFICATION OF PROSPECTIVE LICENSEE

        As per the Consultant Agreement dated October 8, 2007, between Keith Hull and Cherokee Inc., below are prospective licensees that have been identified by Keith Hull.

Potential Licensee	Trademark	Territory	Consultant's Relationship to Potential Licensee
Arvind Mills	Cherokee	India

        AGREED AND ACCEPTED as of the date first written above.

                                duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CHEROKEE INC.	CONSULTANT

/s/ ROBERT MARGOLIS	/s/ KEITH HULL

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  Exhibit 10.10
CHEROKEE CONSULTANT AGREEMENT